Exhibit 99.1

NEWS RELEASE

March 31, 2015	OTCQX: DPDW

DEEP DOWN REPORTS 2014 RESULTS

HOUSTON, March 31, 2015 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the year ended December 31, 2014.

OPERATING RESULTS

For 2014, Deep Down reported a net loss of $5.8 million, or $0.38 loss per diluted share, compared to a net loss of $0.6 million, or $0.05 loss per diluted share for 2013. This loss included the full impairment of our goodwill, previously recorded on our balance sheet at $4.9 million. This impairment was due to the effect on our business from the reduction in oil prices, and the impact it had on the energy market.

Revenues for 2014 were $28.6 million, and were relatively flat when compared to revenues of $29.6 million for 2013. The $1.0 million decrease is primarily the result of customer delays in certain projects caused by the recent drop in oil prices.

Gross profit as a percentage of revenues for 2014 was a slightly improved 30 percent, compared to 2013’s 29 percent.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.

Modified EBITDA in 2014 was equal to 2013 except for a one-time adjustment in 2013 for the purchase of a carousel fabricated by the Company for a customer that had been accounted for on a percentage-of-completion basis. The carousel was in the final stages of completion, and we were required to book the purchase at our cost, effecting a $1.4 million adjustment to net income.

At December 31, 2014, we had working capital of $12.3 million, including cash and cash equivalents of $5.3 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

Ronald E. Smith, Chief Executive Officer, stated, “The significant drop in oil prices resulted in delays of several of our customers’ projects, many of which are now beginning to pick up again as the industry readjusts to the new environment. While we are disappointed in the financial results for 2014, we are optimistic about the new opportunities being presented by lower oil prices. Our after-market business is receiving increased attention from operators, several of whom have already engaged us to assist them weather this turbulent period.

“The outlook for 2015 remains uncertain; however, production projects for deepwater and ultra-deepwater continue to be very active despite the lower oil prices. Our current backlog is approximately $31 million and continues to grow. However, in light of the uncertainties in our market, we have commenced a cost containment and cost reduction program, which will enable us to better align ourselves with the changing market without limiting our ability to continue serving our customers. We remain cautiously optimistic for the future, especially in light of our diverse service offerings.”

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EARNINGS CONFERENCE CALL

In connection with this earnings release, Deep Down will host its annual conference call on Wednesday, April 1, 2015 at 4:30 PM Eastern Time (3:30 PM Central Time). Interested investors are invited to dial the toll free number at (877) 303-6187 and provide the Conference ID: 18567668.

At the conclusion of the call, a replay will be available until April 6, 2015.  To access the replay of the call dial (855) 859-2056 and provide the same Conference ID.

The call can also be accessed via the web by going to the Investor Relations section of the Company’s website at www.deepdowninc.com.

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

	Year Ended
	December 31,
	2014	2013
(in thousands, except per share amounts)
Results of operations data:
Revenues	$28,630	$29,593
Cost of sales	20,033	20,879
Gross profit	8,597	8,714
Total operating expenses	14,532	8,927
Operating loss	(5,935)	(213)
Total other income (expense)	142	(400)
Loss before income taxes	(5,793)	(613)
Income tax (expense) benefit	(10)	18
Net income	$(5,803)	$(595)

Net income per share, basic and diluted
Basic	$(0.38)	$(0.05)
Diluted	$(0.38)	$(0.05)

Weighted-average shares outstanding:
Basic	15,179	11,858
Diluted	15,179	11,860

(in thousands)
Modified EBITDA data:
Net loss	$(5,803)	$(595)
Add back interest expense, net	205	195
Add back income tax expense (benefit)	10	(18)
Add back depreciation and amortization	1,599	1,583
Add back goodwill impairment	4,916	—
Add back share-based compensation	693	610
Add back inventory obsolescence	205	—
Add back Panama exit costs	188	—
Adjustment for estimated revenue reduction due to buy-back of fabricated asset	—	1,418
Add back technology investment expense	—	225
Modified EBITDA	$2,013	$3,418

(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities	$(145)	$(1,438)
Investing activities	(314)	(556)
Financing activities	(3,389)	5,731

	December 31, 2014	December 31, 2013
(in thousands)
Balance sheet data:
Cash and cash equivalents	$5,312	$5,260
Current assets	22,015	16,614
Current liabilities	9,754	4,705
Working capital	12,261	11,909
Total assets	34,720	38,302
Total debt	5,615	4,934
Total liabilities	9,754	7,923
Stockholders' equity	24,966	30,379

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